Exhibit 99.2

TRANSPORTATION SERVICE AGREEMENT

Contract Identification FT18659

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and ANR PIPELINE COMPANY(Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1.                          EFFECTIVE DATE: March 07, 2017

2.                          CONTRACT IDENTIFICATION: FT18659

3.                          RATE SCHEDULE: FT

4.                          SHIPPER TYPE: Interstate Pl

5.                          STATE/PROVINCE OF INCORPORATION: Delaware

6.                          TERM: April 01, 2017 to October 31, 2018

7.                          EFFECT ON PREVIOUS CONTRACTS:

This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s):  N/A

8.                          MAXIMUM DAILY QUANTITY (Dth/Day): 202,464

Please see Appendix A for further detail.

9.                          RATES:

Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter’s maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9 and/or on Appendix B hereto.

Contract ID:  FT18659

10.                   POINTS OF RECEIPT AND DELIVERY:

The primary receipt and delivery points are set forth on Appendix A.

11.                   RELEASED CAPACITY:

N/A

12.                   INCORPORATION OF TARIFF INTO AGREEMENT:

This Agreement shall incorporate and in all respects be subject to the “General Terms and Conditions” and the applicable Rate Schedule (as stated above) set forth in Transporter’s FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time.  Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the “General Terms and Conditions” in Transporter’s FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper’s right to protest the same.

13.                   MISCELLANEOUS:

No waiver by either party to this Agreement of any one or more defaults by the other in the  performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14.                   OTHER PROVISIONS:

It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any  Partner,  agent,  management  official  or  employee  of  the  Transporter  or  any  director,  officer  or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

Upon termination of this Agreement, Shipper’s and Transporter’s obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

Contract ID:  FT18659

15.                   NOTICES AND COMMUNICATIONS:

All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or fax, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail, or fax, or other means similarly agreed to:

ADMINISTRATIVE MATTERS
Great Lakes Gas Transmission Limited Partnership	ANR PIPELINE COMPANY
Commercial Services	700 Louisiana St., Suite 700
700 Louisiana St., Suite 700	Houston, TX 77002-2700
Houston, TX 77002-2700	Attn:

AGREED TO BY:

GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP	ANR PIPELINE COMPANY
By: Great Lakes Gas Transmission Company

/s/ Kay Dennison	/s/ Joseph E. Pollard
Director, Transportation Accounting and Contracts	Director, Long Term Marketing

Dated: March 09, 2017	Dated: March 09, 2017

APPENDIX A

Contract Identification FT18659

Date:  March 07, 2017

Supersedes Appendix Dated: Not Applicable

Shipper:  ANR PIPELINE COMPANY

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primary Receipt	Point(s) of Primary Delivery	MDQ	Maximum Allowable Operating Pressure (MAOP)
04/01/2017	10/31/2017	DEWARD		0	974
11/01/2017	03/31/2018	SOUTH CHESTER		115,771	974
11/01/2017	03/31/2018	DEWARD		202,464	974
04/01/2018	10/31/2018	DEWARD		0	974

04/01/2017	10/31/2017		FARWELL	0	974
11/01/2017	03/31/2018		FARWELL	202,464	974
04/01/2018	10/31/2018		FARWELL	0	974